Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-17331 on Form S-8 pertaining to the Broadway Financial Corporation Stock Option Plan for Outside Directors and the Broadway Financial Corporation Long Term Incentive Plan, Registration Statement No. 333-102138 on Form S-8 pertaining to the Broadway Financial Corporation Long Term Incentive Plan, and Registration Statement No. 333-163150 on Form S-8 pertaining to the Broadway Financial Corporation 2008 Long-Term Incentive Plan of our report dated April 13, 2011 on the consolidated financial statements of Broadway Financial Corporation and subsidiaries, which report is included in Form 10-K for Broadway Financial Corporation for the year ended December 31, 2010.

/s/ Crowe Horwath LLP

Costa Mesa, California

April 14, 2011